Exhibit 99.1

Media Contacts:

Sarah Beck

Orkin

404.888.2917

Manning Fairey

Jackson Spalding

For Orkin

404.214.3596

Orkin Establishes First Franchise in Ireland

Pest Control Leader Expands European Presence

ATLANTA, Feb. 8, 2010 — Rollins, Inc., a nationwide consumer services company (NYSE: ROL), announced today that the Company, through its wholly-owned subsidiary Orkin, has established a new international franchise in Ireland. This franchise is Orkin’s first in Ireland and the company’s 15th international franchise worldwide.

“Because of Ireland’s temperate climate and large amount of rainfall, the country has pest issues that include rodents and a number of insects,” said Tom Luczynski, Orkin vice president of international development and franchising. “We are pleased to establish a presence in Ireland and provide the country with quality pest control services to help with these pest issues.”

The franchise will offer primarily commercial pest control service, along with some additional residential services, to Ireland. Donal Butterly, a prominent Dublin businessman, is the franchise owner. Orkin Ireland will begin operations in Dublin in March.

Butterly will travel to Atlanta, Orkin’s U.S. headquarters, for initial training at the Company’s award-winning training center this month before returning to Dublin to complete his training.

“We are pleased to open an Orkin franchise in Ireland,” said Butterly. “Irish businesses and residents will benefit from the superior pest control services Orkin provides to its customers.”

About Rollins, Inc.

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, PCO Services, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Europe, Central America, the Caribbean, the Middle East, Asia and the Mediterranean from over 500 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Mexico, Europe, Central America, the Middle East, the Caribbean and Asia. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/ facilities management, schools and institutions. Learn more about Orkin on our Web site at www.orkin.com. Orkin is a wholly-owned subsidiary of Rollins, Inc. (NYSE: ROL).

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